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                                 PROMISSORY NOTE



$1,087,500                                                          July 9, 2001


         FOR VALUE RECEIVED, the undersigned, JOHN AGLIALORO (the "Obligor"), does hereby promise to pay to the order of UM EQUITY CORP., a Delaware corporation (the "Lender"), as hereinafter provided, the principal sum of One Million Eighty Seven Thousand Five Hundred Dollars ($1,087,500), together with interest on the unpaid principal hereof from the date of this Note until paid, at the rate of 5.82% per annum.

         Both the principal of and interest on this Note are payable in lawful money of the United States of America.

         Interest on this Note shall be due and payable on each anniversary of the date hereof. The principal of this Note shall be retired by five installment payments of $217,500 each, due on the 9th day of July in the years 2007, 2008, 2009, 2010 and 2011, with all remaining principal and all accrued but unpaid interest due and payable on July 9, 2011.

         If any one or more of the following Events of Default shall occur:

                  A. A failure to pay the principal of or interest on this Note when due, and the continuance of such default 15 days after written notice thereof shall have been provided by the Lender to the Obligor; or

                  B. A material attachment, garnishment, levy or lien shall be made, issued or filed against any of the assets of the Obligor, and such action shall not be discharged within sixty days; or

                  C. The Obligor shall (i) apply for, consent to or permit the appointment of a receiver, trustee or liquidator of the Obligor or of all or a substantial part of its assets, (ii) be unable, or admit in writing its inability, to pay debts as they mature, (iii) make a general assignment for the benefit of creditors, (iv) be adjudicated a bankrupt or insolvent, or (v) file a voluntary petition in bankruptcy or a petition or an answer seeking reorganization, or an arrangement with creditors or to take advantage of any insolvency law, or any answer admitting the material allegations of a petition filed against the Obligor in any such proceeding;


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then in any such event the holder of this Note may at any time thereafter
(unless all such Events of Default shall theretofore have been fully cured to the satisfaction of such holder, and all costs and expenses, including without limitation attorneys's fees and expenses, incurred by or on behalf of such holder shall have been paid by the Obligor), by notice to the Obligor, declare the entire outstanding principal of this Note to be due and payable immediately, and upon such declaration such principal, and all accrued but unpaid interest, shall become and be immediately due and payable, without further notice.

         This Note may at the option of the Obligor at any time or from time to time be prepaid, in whole or in part, without penalty or premium. Unless the Lender otherwise agrees, any partial prepayment shall be applied first to accrued but unpaid interest and then to principal installments in the inverse order due.

         Should the indebtedness represented by this Note or any part thereof be collected in any proceeding or placed in the hands of attorneys for collection, the Obligor agrees to pay, in addition to the principal and interest due and payable hereon, all costs of collecting this Note, including reasonable attorneys' fees and expenses.

         The Obligor expressly waives presentment, demand, protest or any other notice whatsoever.

         IN WITNESS WHEREOF, the undersigned has executed and delivered this Note on the day and year first above written.

                                                    /s/ John Aglialoro
                                                --------------------------------
                                                       John Aglialoro